Exhibit 99.1

Lantronix Reports Record Net Revenues for Second Quarter Fiscal 2007;
Device Enablement Grows 21% and Device Management Grows 30% Year-over-Year

IRVINE, Calif., February 8, 2007 -- Lantronix, Inc. (NasdaqCM:LTRX), a leader in device networking and data center management technologies, today announced financial results for the second quarter of fiscal 2007 ended December 31, 2006.

Lantronix reported net revenues of $14.8 million for the second fiscal quarter, the Company’s highest quarterly revenues in five years. Second fiscal quarter revenues increased 15% from $13.0 million for the same period last year and 18% from $12.5 million for the first fiscal quarter of 2007. The Company reported net income for the second fiscal quarter of $87,000 or $0.00 per basic and diluted share, compared to a net loss of $(3.6) million, or $(0.06) per basic and diluted share, for the same period last year, and a net loss of $(651,000), or $(0.01) per basic and diluted share, for the first fiscal quarter of 2007.

Marc Nussbaum, President and Chief Executive Officer, stated, “Our strong revenue growth for the second fiscal quarter is a result of our focus on machine-to-machine (M2M) Device Networking and the long term trend of accelerating adoption in our markets as companies discover bottom-line value from this new technology.” Nussbaum continued, “Sales of products within our Device Enablement product category were the highest ever, reaching $10.8 million in the second quarter. This alone is a $43 million annualized run rate business that has demonstrated consistent annual growth over the past three years. We are also pleased with our solid performance in Device Management, which is now showing signs of becoming a significant contributor to overall revenue growth.”

Device Enablement revenues for the second fiscal quarter ended December 31, 2006 increased 21% to $10.8 million, or 73% of total net revenues, compared to $9.0 million, or 69% of total net revenues, for the same period last year.

Device Management revenues for the second fiscal quarter ended December 31, 2006 increased 30% to $2.6 million, or 17% of total net revenues, compared to $2.0 million or 15% of total net revenues, for the same period last year

Non-core revenues for the second fiscal quarter ended December 31, 2006 decreased 29% to $1.4 million, or 10% of total net revenues, compared to $2.0 million, or 16% of total net revenues, for the same period last year.

Gross profit margins were 49.9% for the second fiscal quarter ended December 31, 2006, compared with 50.9% for the same period last year.

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Total operating expenses were $8.0 million for the second fiscal quarter ended December 31, 2006, compared to $10.1 million for the second fiscal quarter ended December 31, 2005. Total operating expenses in the year-ago quarter included litigation settlement expense of $2.6 million. Selling, general and administrative expense in the second fiscal quarter ended December 31, 2006 decreased to $6.0 million from $6.2 million in the same period last year. Research and development expense increased to $1.9 million from $1.3 million for the same period last year, in line with the Company’s planned increase in R&D investment to support new product development initiatives.

During October 2006, Lantronix sold its remaining ownership interest in Xanboo for a cash consideration of $700,000. Lantronix recorded the sale as other income during the second fiscal quarter ended December 31, 2006.

On December 31, 2006 and September 30, 2006, Lantronix had cash, cash equivalents and marketable securities of $7.8 million.

Lantronix reiterated its outlook for fiscal 2007 for the combination of Device Enablement and Device Management revenues to deliver year-over-year growth of approximately 20% compared to growth of 13% for the same product set in fiscal 2006. For the full fiscal year 2007, the Company continues to expect revenues in the range of $58 to $60 million, with increasing cash balances for the third and fourth fiscal quarters. The Company expects to achieve profitability from operations in the third or fourth fiscal quarter.

Recent Business Highlights

Significant achievements include:

▪
Lantronix announced a new line of Industrial Networking products and an expanded channel support program to address the growing need for industrial-hardened solutions. Four new products released recently include the Company's first wireless Device Server™ specifically designed for extreme environments. These new products bolster the Company’s penetration into segments of the market such as industrial and factory automation, building automation, energy/utilities, transportation and manufacturing.

▪
The Company launched a new line of high-density, multiport device servers that enable secure network access for up to 32 devices, bringing non-traditional equipment under the control of IT managers. Extremely secure, easy to use and versatile, these products are expected to generate new growth opportunities in markets such as retail/POS, medical, manufacturing, security, telecom, government and IT/data centers.

▪
The introduction of the original Lantronix XPort® in 2003 drove hundreds of companies to adopt device networking. This was followed by the Company’s WiPort™ wireless device server, which has driven new applications and a second wave of adoption. Last week, Lantronix initiated the third wave of adoption with the XPort Direct™ ‘device gateway’ embedded module, a new category of device server and the latest offering in the Lantronix award-winning XPort family. The XPort Direct is designed for incremental, newly-emerging, high-volume applications and expands the market to new classes of use such as entertainment, home automation, residential equipment service and other segments which could not previously afford to adopt M2M technology.

“Lantronix continues to strengthen its position in the Device Networking M2M market with industry leading innovations,” Nussbaum continued. “The new product categories we are launching will expand the Company’s penetration into existing customers and will also bring our technology to new applications and customers. We plan to announce additional new offerings in the second half of fiscal 2007.”

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast today at 5:00 p.m. Eastern time. President and Chief Executive Officer Marc Nussbaum and Chief Financial Officer Reagan Sakai will be on the call to discuss second quarter fiscal 2007 results and answer questions.

Interested parties may participate in the conference call by dialing 866-383-8009 (International dial-in 617-597-5342) and entering passcode 71825103 A live webcast of the conference call may be accessed by visiting About Us: Investor Relations: Presentations at the Lantronix web site at http://www.lantronix.com.

A telephonic replay of the conference call will be available through February 15, 2007 by dialing 888-286-8010 (international dial-in 617-801-6888) and entering passcode 64096239. The webcast will be archived on the Company’s web site for twelve months.

About Lantronix

Lantronix, Inc. (Nasdaq: LTRX) develops hardware and software solutions to help businesses and government agencies remotely access and manage network infrastructure equipment and rapidly network-enable their physical electronic devices. With nearly two decades of networking experience, the company is a leader in secure, remote device and data center management. With a family of products ranging from embedded device servers, to external box device servers to data center management, Lantronix is a one-stop shop for technologists who design, manage and configure servers, electronic devices and network infrastructure equipment. The company’s worldwide headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements concerning the revenue of Lantronix in future periods, future cash balances and potential future profitability. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; changing market conditions; government and industry standards; market acceptance of the Company’s products, including its Device Enablement products, by its customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; the timing and success of new product introductions; unusual or unexpected expenses; cash usage; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see the Company's recent SEC filings, including its Form 10-K for the fiscal year ended June 30, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Lantronix, Inc.
Reagan Sakai, CFO
(949) 453-3990

The Piacente Group
Investor Relations
Brandi Piacente
(212) 481-2050
brandi@tpg-ir.com

- Tables to Follow -

CONSOLIDATED CONDENSED UNAUDITED BALANCE SHEETS

	December 31,	June 30,
	2006	2006
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$7,744	$7,729
Marketable securities	96	88
Accounts receivable, net	3,468	3,087
Inventories, net	8,528	8,113
Contract manufacturers' receivable	1,033	1,049
Settlements recovery	13,943	15,325
Prepaid expenses and other current assets	606	577
Total current assets	35,418	35,968

Property and equipment, net	1,787	1,589
Goodwill	9,488	9,488
Purchased intangible assets, net	568	610
Officer loans	126	122
Other assets	40	38
Total assets	$47,427	$47,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$9,136	$7,865
Accrued payroll and related expenses	1,905	1,596
Warranty reserve	474	693
Accrued settlements	15,075	16,767
Other current liabilities	3,130	3,675
Total current liabilities	29,720	30,596
Long-term liabilities	270	230
Long-term capital lease obligations	146	211

Commitments and contingencies

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	183,887	182,857
Accumulated deficit	(167,014)	(166,450)
Accumulated other comprehensive income	412	365
Total stockholders' equity	17,291	16,778
Total liabilities and stockholders' equity	$47,427	$47,815

CONSOLIDATED CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands, except per share data)
Net revenues (1)	$14,829	$12,955	$27,343	$25,195
Cost of revenues (2)	7,429	6,357	13,336	12,477
Gross profit	7,400	6,598	14,007	12,718
Operating expenses:
Selling, general and administrative	6,057	6,218	11,555	12,290
Research and development	1,882	1,310	3,600	2,713
Litigation settlement costs	75	2,600	90	2,600
Amortization of purchased intangible assets	18	-	36	2
Restructuring recovery	-	-	-	(29)
Total operating expenses	8,032	10,128	15,281	17,576
Loss from operations	(632)	(3,530)	(1,274)	(4,858)
Interest income, net	1	18	7	21
Other income (expense), net	730	(49)	727	(59)
Income (loss) before income taxes	99	(3,561)	(540)	(4,896)
Provision for income taxes	12	10	24	16
Net income (loss)	$87	$(3,571)	$(564)	$(4,912)

Basic - net income (loss) per share	$0.00	$(0.06)	$(0.01)	$(0.08)

Diluted - net income (loss) per share	$0.00	$(0.06)	$(0.01)	$(0.08)

Basic - weighted average shares	59,562	58,670	59,413	58,582

Diluted - weighted average shares	60,196	58,670	59,413	58,582

(1) Includes net revenues from related party	$302	$306	$581	$606

(2) Includes amortization of purchased intangible assets	$4	$223	$6	$520

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